Exhibit 10.5

August 7, 2015

Mr. Stephen John Oakley Catlin
Windsong
14 Fairway Drive
Warwick, Bermuda
WK-04

Re: Amendment to Letter of Assignment

Dear Stephen:

On behalf of the XL Group plc and XL Services (Bermuda) Ltd (collectively, the “Company”), I am writing pursuant to Section 13 of the Letter of Assignment between you and the Company, which became effective on 1 May 2015 (“Letter of Assignment”), to confirm our mutual agreement to several amendments which will be effective as of the date hereof, to wit:

1.	Section 2(a) of the Letter of Assignment is amended to remove “USD $1,000,000” and replace it with “USD $1,300,000” with effect from 1 September 2015.

2.
Section 2(b) of the Letter of Assignment is amended to remove the final sentence of that sub-section in its entirety and replace it with the following sentence: “Your target bonus opportunity shall be USD $2,000,000.”

This amendment letter is final and binding on all parties with respect to its subject matter. All other provisions contained in the Letter of Assignment remain in full force and effect as if fully set forth in this letter of amendment.

If you are in agreement with these amendments to the Letter of Assignment, please sign the agreement below and return a copy to me. We will return a fully executed copy to you for your records.

Thank you for your thoughtful attention to this matter.

Very truly yours,

/s/ Eileen Whelley
___________________________

Eileen Whelley
Chief Human Resources Officer
XL GROUP plc (for and on behalf of XL Group plc)

/s/ Kim Wilkerson
___________________________

(for and on behalf of XL Services Bermuda Ltd)

READ, ACCEPTED & AGREED
This 7th day of August 2015

/s/ Stephen John Oakley Catlin
______________________________
Stephen John Oakley Catlin